Exhibit 10.1

STOCK PURCHASE AGREEMENT

between

Wang Xiaohui and Yan Chi Keung

(“Sellers”)

Dream Partner Limited

(“Company”)

Shineco, Inc.

(“Parent”)

Chongqing Wintus Group

(“Wintus”)

and

Shineco Life Science Group Hong Kong Co., Limited

(Buyer)

dated as of

May 29, 2023

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of the date first written above, is entered into between Wang Xiaohui and Yan Chi Keung (individually as the “Seller” and collectively as the “Sellers”), Shineco, Inc., a Delaware Corporation (“Parent”), Shineco Life Science Group Hong Kong Co., Limited, a Hong Kong corporation (“Buyer”), Dream Partner Limited, a BVI corporation (the “Company”) Chongqing Wintus Group, a corporation incorporated under the laws of mainland China (“Wintus”). Capitalized terms used in this Agreement have the meanings given to such terms herein.

RECITALS

WHEREAS, the Company is a holding company incorporated in British Virgin Islands, and is engaged in the manufacturing silk products through its wholly subsidiary Wintus.

WHEREAS, Sellers collectively own 100% equity interests (the “Equity Interests”), of the Company in the amounts set forth on Exhibit A. However, Wang Xiaohui is the record holder of the Equity Interests on behalf of Persons listed in Exhibit D;

WHEREAS, the Buyer is a wholly owned subsidiary of the Parent;

WHEREAS, Beijing Tenet-Jove Technological Development Co., Ltd. (“Tenet-Jove”) is a wholly-owned subsidiary of the Parent; and

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from the Sellers, the Shares (as defined below) for a Purchase Price (as defined below) of $27,500,000, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Purchase and sale

Section 1.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing Date (as stated under Closing Confirmation Letter), Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, a total of 71.42% of the Equity Interests in the respective amount as forth in Exhibit B (the “Shares”), free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance (each, an “Encumbrance”) .

Section 1.02 Purchase Price. In payment of the Shares, the Parent shall pay the Sellers (a) an aggregate cash consideration of $2,000,000, in the respective amount as set forth in Exhibit C (the “Cash Consideration”); (b) shall issue an aggregate of 10,000,000 shares of the Parent’s restricted common stock to certain shareholders in the amounts set forth in the Exhibit D, free from any Encumbrance (the “Parent Shares”); and (c) shall transfer and sell to the Sellers its 100% equity interest in Tenet-Jove, in the respective amounts set forth in the Exhibit E, free from any Encumbrance (“the “Tenet-Jove Shares,” together with the Cash Consideration and the Parent Shares as the “Purchase Price”). Buyer shall pay the Cash Consideration to Sellers at the Closing by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Section 1.02 of the Disclosure Schedules. The term “Disclosure Schedules” means the disclosure schedules, attached hereto and made a part hereof, delivered by Sellers and Buyer concurrently with the execution, closing, and delivery of this Agreement.

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ARTICLE II

CLOSING

Section 2.01 Closing. The closing of the purchase and sale of the Shares contemplated by this Agreement (the “Closing”) shall take place on a date that is no later than forty five (45) Business Days following the date of the Closing Confirmation Letter. The parties to the agreement shall sign the “Closing Confirmation Letter” as set forth in Annex I, to confirm the Closing Date and the Closing shall be effected remotely by the electronic exchange of documentation and will be effective on the Closing Date. “Business Day” means any day other than a Saturday, Sunday, or public holiday under the laws of the State of New York.

Section 2.02 Selling Parties Closing Deliverables. At the Closing, each Seller, the Company and Wintus (individually as the “Selling Party” and collectively the “Selling Parties”), as the case may be, shall deliver to Buying Parties the following:

(a) An executed copy of the Agreement.

(b) Equity certificates evidencing Sellers ownership of the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank.

(c) Reserved.

(d) A signed power of attorney agreement.

(e) Upon execution of this Agreement, a unanimous written consent from the board of directors of the Company approving the transactions set forth herein.

(f) A good standing certificate (or its equivalent) for the Company from the secretary of state or similar governmental authority of the jurisdiction in which the Company is organized and each jurisdiction where the Company is required to be qualified, registered, or authorized to do business.

(g) Appropriate documentation evidencing the ownership and registration of the Buyer as the beneficial owner of the Shares in the corporate records of the Company, representing 71.42% of the Equity Interest in the Company.

(h) A good standing certificate (or its equivalent) for Wintus from the secretary of state or similar governmental authority of the jurisdiction in which Wintus is organized and each jurisdiction where Wintus is required to be qualified, registered, or authorized to do business

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(i) All other agreements, certifications, and other documents required to be executed and delivered by the Sellers and the Company, as applicable, hereunder at the Closing

Section 2.03 Buying Parties Closing Deliveries. At the Closing, Buyer and the Parent (individually as the “Buying Party” and collectively as the “Buying Parties”), as applicable, shall deliver the following to Seller:

(a) An executed copy of the Agreement.

(b) Upon closing, proof of registration of the Seller as the beneficial owners of the Parent Shares and the Tenet-Jove Shares in the corporate records of the Parent and Tenet-Jove, respectively.

(c) The Purchase Price.

(d) Reserved.

(e) To Sellers, written consent from the board of directors of each Buying Party, as applicable, approving the transaction set forth in this Agreement on the Closing Date.

(f) To the Sellers, all other agreements, certifications, and other documents required to be executed and delivered by Buyer, Tenet-Jove or Parent hereunder at the Closing

ARTICLE III

Representations and warranties of sellING PARTIES

Each of the Selling Parties represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof. For purposes of this ARTICLE III, “Sellers’ knowledge,” “knowledge of Sellers,” “Company’s knowledge,” “knowledge of the Company,” “Selling Party’s knowledge,” “Wintus’ knowledge,” “knowledge of Wintus” and any similar phrases shall mean the actual or constructive knowledge of the respective Selling Party, after due inquiry. Authority of Sellers. Sellers are individuals with full civil capacity under the Laws of the state of the People’s Republic of China. Sellers have full power and authority to enter into this Agreement and the other Transaction Documents to which Sellers is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

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Section 3.01 This Agreement and any other Transaction Documents constitutes the legal, valid, and binding obligation of the Selling Parties, enforceable against the respective Selling Party in accordance with its terms. There is no pending legal proceeding that has been commenced against either of the Selling Parties and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with the performance of this Agreement or the transactions contemplated herein. To the respective Selling Party’s knowledge, no such proceeding has been threatened.

Section 3.02 Organization, Authority, and Qualification of the Company and its Subsidiaries. The Company and its subsidiaries, including Wintus, are duly organized, validly existing, and in good standing under the Laws of the respective jurisdictions where the Company and its subsidiaries, including Wintus, were incorporated, and have full corporate power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. Section 3.03 of the Disclosure Schedules sets forth each jurisdiction in which the Company and its subsidiaries, including Wintus, are licensed or qualified to do business, and the Company and its subsidiaries, including Wintus, are duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by them or the operation of their business as currently conducted makes such licensing or qualification necessary.

Section 3.03 Ownership. If the Selling Party is an entity, Schedule 3.04 sets forth, as of the date hereof, the respective Selling Party’s direct or indirect ownership interest in any subsidiary companies or any other Person, its percentage ownership interest therein (and the ownership interest of any other Person therein) and the jurisdiction in which each subsidiary was organized. Each of the subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. The subsidiaries have all necessary corporate power and authority to own or lease their respective properties and assets, as applicable, and to carry on their respective businesses as now conducted and are duly qualified or licensed to do business as foreign corporations or other entities in good standing in all jurisdictions in which the ownership of their property or the conduct of their business requires such qualification. Schedule 3.04 sets forth the board of directors, if applicable, and executive officers of each subsidiary.

Section 3.04 Capitalization of the Company.

(a) The Shares are owned of record and beneficially by Sellers, free and clear of all Encumbrances. All necessary steps for the transfer of Shares have been taken and upon the transfer, assignment, and delivery of the equity interest and payment therefor in accordance with the terms of this Agreement, Buyers shall own 71.42% of the Equity Interest in the Company, free and clear of all Encumbrances.

(b) All of the equity interest were issued in compliance with applicable Laws. None of the Equity Interest were issued in violation of any agreement or commitment to which Sellers or the Company is a party or is subject to or in violation of any preemptive or similar rights of any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (each, a “Person”).

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(c) There are no outstanding or authorized options, warrants, convertible securities, stock appreciation, phantom stock, profit participation, or other rights, agreements, or commitments relating to the shares of the Company or obligating the Company to issue or sell any shares of, or any other interest in, the Company. There are no voting trusts, stockholder agreements, proxies, or other agreements in effect with respect to the voting or transfer of any of the Shares.

(d) The Company agrees to not issue equity capital that would have the effect of diluting Buyer’s ownership position in the Company without Buyer’s prior written consent.

Section 3.05 Capitalization of Wintus.

(a) The 100% equity interest in Wintus is owned of record and beneficially by the Company, free and clear of all Encumbrances.

(b) All of the equity interest were issued in compliance with applicable Laws. None of the equity interest were issued in violation of any agreement or commitment to which Wintus or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c) There are no outstanding or authorized options, warrants, convertible securities, stock appreciation, phantom stock, profit participation, or other rights, agreements, or commitments relating to the shares of Wintus or obligating Wintus to issue or sell any shares of, or any other interest in Wintus. There are no voting trusts, stockholder agreements, proxies, or other agreements in effect with respect to the voting or transfer of any of the outstanding shares in Wintus.

(d) Wintus agrees to not issue equity capital that would have the effect of diluting the Company’s ownership position in Wintus without Buyer’s prior written consent.

Section 3.06 No Conflicts or Consents. The execution, delivery, and performance, by the Selling Parties, of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of the Company and its subsidiaries; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, treaty, or other requirement of any Governmental Authority (collectively, “Law”) or any order, writ, judgment, injunction, decree, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to Selling Parties; (c) require the consent, notice, or filing with or other action by any Person or require any Permit, license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, or modify any contract, lease, deed, mortgage, license, instrument, note, indenture, joint venture, or any other agreement, commitment, or legally binding arrangement, whether written or oral (collectively, “Contracts”), to which the Selling Parties are a party or by which the Selling Parties are bound or to which any of their respective properties and assets are subject; or (e) result in the creation or imposition of any Encumbrance on any properties or assets of the Selling Parties.

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Section 3.07 Financial Statements. Complete copies of the Company’s consolidated audited financial statements consisting of the balance sheet of the Company for the year ended June 30, 2022 and 2021, and as of the last day of the last quarter (if any) prior to the Closing Date and the related statements of income and retained earnings, stockholders’ equity, and cash flow for the years then ended (the “Financial Statements”) shall be provided to the Buying Parties within 75 days from the Closing Date. The Financial Statements will be prepared in accordance with generally accepted accounting principles in effect in the United States from time to time (“GAAP”), applied on a consistent basis throughout the period involved. The Financial Statements will be based on the books and records of the Company and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

Section 3.08 Undisclosed Liabilities. Except as set forth on Schedule 3.09, the Selling Parties have no liabilities, obligations, or commitments of any nature whatsoever, whether asserted, known, absolute, accrued, matured, or otherwise (collectively, “Liabilities”), except: (a) those which are adequately disclosed to the Buying Parties; and (b) those which have been incurred in the ordinary course of business consistent with past practice and which are not, individually or in the aggregate, material in amount.

Section 3.09 Absence of Certain Changes, Events, and Conditions. Except as set forth on Schedule 3.10, as of the date of this Agreement, the Company and its subsidiaries have been operating in the ordinary course of business consistent with past practice and there has not been:

(a) acquisition of any stock or business of, or merger or consolidation with, another Person, or any action with respect to liquidating, dissolving, recapitalizing, reorganizing or otherwise winding up the Company’s or its subsidiaries business;

(b) payment or increase by the Company or its subsidiaries of any bonuses, salaries, or other compensation to any stockholder, director, officer, or employee (except, with respect to non-executive employees, in the ordinary course of business consistent with past practice) or entry into any new, or material amendment of any existing, employment, consulting, independent contractor, severance, change of control or similar contract;

(c) adoption of any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan;

(d) damage to or destruction or loss of any asset or property of the Company or its subsidiaries, whether or not covered by insurance, which has had, or would reasonably be expected to have, a Material Adverse Effect on the Company or its subsidiaries;

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(e) sale (other than sales of Equipment in the ordinary course of business), lease, license, distribution or other disposition of any material asset(s) or property of the Company or its subsidiaries, or any waiver, release, transfer or assignment of any right of material value, or any mortgage, pledge, or imposition of any lien or other Encumbrance on any material asset(s) or property of the Company or its subsidiaries except as noted on Schedule 3.10 or except as explicitly permitted or required under any other provision of this Agreement;

(f) entry into any contract or other agreement providing for payments by the Company or its subsidiaries in an aggregate amount exceeding $100,000 that is not terminable by the Company or its subsidiaries, as applicable, without penalty, upon sixty (60)-day notice, with the exception of agreements in the ordinary course of its business and consistent with past practice;

(g) any modification, termination or amendment to a material contract or waiver of any right or claim thereunder;

(h) any suspension or cancellation of any of the Company Permits or its subsidiaries Permits;

(i) loss of use of any the Company Intellectual Property; or

(j) any events that will result in any other Material Adverse Changes to The Company. For reference “Material Adverse Effect (or Change)” means, with respect to a particular Person, any event, fact, circumstances or condition that, individually or in the aggregate with any other such events, facts, circumstances or conditions, has had or would be reasonably expected to have (a) a material adverse effect on the business, results of operations, assets or financial condition of such Person and its subsidiaries (if any), taken as a whole, or (b) a material impairment of such Person’s ability to consummate the transactions contemplated hereby; provided, however, that the term “Material Adverse Effect or (Change)” shall not include any event, fact, circumstances or condition to the extent resulting from an action affirmatively taken by BUYING or its Affiliates after the date hereof and prior to the Closing Date; general economic changes or changes in the general industry of the Selling Party; acts of terrorism or war; or political or civil instability, disturbance or unrest.

Section 3.10 Real Property; Title to Assets.

(a) Section 3.11(a) of the Disclosure Schedules lists all real property in which the Company and its subsidiaries have an ownership or leasehold (or subleasehold) interest (together with all buildings, structures, and improvements located thereon, the “Real Property”), including: (i) the street address of each parcel of Real Property; (ii) for Real Property that is leased or subleased by the Company or its subsidiaries, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease, and any termination or renewal rights of any party to the lease; and (iii) the current use of each parcel of Real Property. Selling Parties have delivered or made available to Buying Parties true, correct, and complete copies of all Contracts, title insurance policies, and surveys relating to the Real Property.

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(b) The Company and its subsidiaries have good and valid (and, in the case of owned Real Property, good and indefeasible fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets (other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice). All Real Property and other assets (including leasehold interests) are free and clear of Encumbrances except for those items set forth in Section 3.11(b) of the Disclosure Schedules.

(c) Neither the Company nor its subsidiaries are a sublessor or grantor under any sublease or other instrument granting to any other Person any right to possess, lease, occupy, or use any leased Real Property. The use of the Real Property in the conduct of the Company’s and its subsidiaries’ business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit, or Contract and no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company or its subsidiaries.

Section 3.11 Intellectual Property.

(a) The term “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) issued patents and patent applications; (ii) trademarks, service marks, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (iii) copyrights, including all applications and registrations; (iv) trade secrets, know-how, inventions (whether or not patentable), technology, and other confidential and proprietary information and all rights therein; (v) internet domain names and social media accounts and pages; and (vi) other intellectual or industrial property and related proprietary rights, interests, and protections.

(b) Section 3.12(b) of the Disclosure Schedules lists all issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing and all material unregistered Intellectual Property that are owned by the Company and its subsidiaries, including Wintus (the “Company IP Registrations”). The Company and its subsidiaries, each own or have the valid and enforceable right to use all Intellectual Property used or held for use in or necessary for the conduct of the their respective business as currently conducted or as proposed to be conducted (the “Company Intellectual Property”), free and clear of all Encumbrances. All of the Company Intellectual Property is valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company and its subsidiaries have taken all necessary steps to maintain and enforce the Company Intellectual Property.

(c) The conduct of the Company’s and its subsidiaries’ business as currently and formerly conducted and as proposed to be conducted has not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, or otherwise violated any Company Intellectual Property.

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Section 3.12 Legal Proceedings; Governmental Orders.

(a) Except as stated under Schedule 3.13, there are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, to the respective Selling Party’s knowledge, threatened against or by the Selling Party, or any Affiliate of the Selling Party, as applicable: (i) relating to or affecting the Company and its subsidiaries or any of the Company’s or its subsidiaries’ properties or assets; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. Except as set forth on Schedule 3.13, to the knowledge of the respective Selling Party, no such Action has been threatened. Except as set forth on Schedule 3.13, there is no judgment, decree, injunction, rule or order of any Governmental Body or arbitrator outstanding against the respective Selling Party.

(b) There are no outstanding, and the Company and its subsidiaries are in compliance with all, Governmental Orders against, relating to, or affecting the Company, its subsidiaries or any of their respective properties or assets.

Section 3.13 Compliance with Laws; Permits.

(a) The Company and its subsidiaries, each have complied, and are now complying, with all Laws applicable to them or their business, properties, or assets.

(b) All permits, licenses, franchises, approvals, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities (collectively, “Permits”) in order for the Company and its subsidiaries to conduct their business, including, without limitation, owning or operating any of the Real Property, have been obtained and are valid and in full force and effect. Section 3.14(b) of the Disclosure Schedules lists all current Permits issued to the Company or its subsidiaries and no event has occurred that would reasonably be expected to result in the revocation or lapse of any such Permit.

(c) Taxes.

(i) All returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (collectively, “Tax Returns”) required to be filed by the Company or its subsidiaries on or before the Closing Date have been timely filed. Such Tax Returns are true, correct, and complete in all respects. All Taxes due and owing by the Company or its subsidiaries (whether or not shown on any Tax Return) have been timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company or its subsidiaries. Selling Parties have delivered to Buying Parties copies of all Tax Returns and examination reports of the Company or its subsidiaries and statements of deficiencies assessed against, or agreed to by, the Company or its subsidiaries, for all Tax periods ending after closing date. The term “Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

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(ii) Neither the Company nor its subsidiaries have been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes. Neither the Company nor its subsidiaries have any Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Law), as transferee or successor, by contract, or otherwise.

(iii) Reserved.

Section 3.14 Books and Records. The minute books and equity record and transfer books of the Company and its subsidiaries, all of which are in the possession of the Company or its subsidiaries and have been made available to Buying Parties, are complete and correct.

Section 3.15 Employee Benefits. Schedule 3.16 contains a complete and accurate list of all plans and material benefit obligations (the “Employee Benefit Plan”) sponsored, maintained or contributed to by the Company or any of its subsidiaries on behalf of or for the benefit of its current or former employees, directors or independent contractors. The Selling Parties has delivered or made available to Buying Parties a true and correct copy of the governing plan document for each Employee Benefit Plan (including all amendments thereto).

Section 3.16 Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

a) Compliance with Environmental Laws. The Company and its subsidiaries have, and have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its subsidiaries as currently conducted.

b) No disposal, release, or discharge of hazardous substances. The Company and its subsidiaries have not disposed of, released, or discharged any hazardous substances on, at, under, in, or from any Real Property currently or, to the knowledge of the Company and its subsidiaries, formerly owned, leased, or operated by it or at any other location that is: (i) currently subject to any investigation, remediation, or monitoring; or (ii) reasonably likely to result in liability to the Company or its subsidiaries, in either case of (i) or (ii) under any applicable Environmental Laws.

c) No production or exposure of hazardous substances. The Company and its subsidiaries have not: (i) produced, processed, manufactured, generated, transported, treated, handled, used, or stored any hazardous substances, except in compliance with Environmental Laws, at any Real Property; or (ii) exposed any employee or any third party to any hazardous substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

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d) No Legal Actions or Orders. Except as disclosed in Schedule 3.17(d) neither the Company nor its subsidiaries have received any written notice of and there is no legal action pending, or to the knowledge of the Company and its subsidiaries, threatened against the Company or its subsidiaries, alleging any liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. The Company and its subsidiaries are not subject to any order, settlement agreement, or other written agreement by or with any Governmental Authority or third party imposing any material liability or obligation with respect to any of the foregoing.

e) No Assumption of Environmental Law Liabilities. Except as disclosed in Schedule 3.17(e), neither the Company nor its subsidiaries have assumed or retained any liabilities under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

“Environmental Laws” means any applicable Law, and any order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any hazardous materials.

Section 3.17 Employees and Labor Relations.

a) Schedule 3.18 hereto correctly sets forth the name and current annual salary of the Company’s and its subsidiaries’ full-time employees receiving more than $120,000 in annual compensation and whether any employees are absent from active employment, including, but not limited to, leave of absence or disability.

b) Except as set forth on Schedule 3.18, the Company and its subsidiaries are not party to any collective bargaining agreement or relationship; to the Company’s and its subsidiaries’ knowledge, no key employee or group of employees of the Company and its subsidiaries have any plans to terminate employment therewith; and to the Company’s and its subsidiaries’ knowledge, there are not any material labor relations problems (including any union organization or decertification activities, threatened or actual strikes or work stoppages or material employee grievances).

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Section 3.18 Relationships with Customers, Sales Agents, and Suppliers. Attached hereto as Schedule 3.19 is a true and accurate list of (i) the names of the Company’s and its subsidiaries top ten customers (not including individual customer) or sales agents (by dollar volume of sales to such customers or from the sales agents) and (ii) the names of the top ten suppliers of the Company and its subsidiaries (by dollar volume of purchases from such carriers), for the 2020, 2021 and 2022 fiscal years and, for each such customer (not including individual customer) or sales agent, as applicable, the volume of purchases by such customer or sold by the sales agent, as applicable, for each such fiscal year. Neither the Company or its subsidiaries have received any written notice from any material customer (not including individual customer) or key sales agent (except as listed on Schedule 3.19) to the effect that, and the Company or its subsidiaries, to their knowledge, have no reason to believe that, any material customer (not including individual customer) or key sales agent will stop, materially decrease the rate of, or materially change the terms (whether related to payment, volume, price or otherwise) with respect to, buying the silk products or services from the Company or its subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise). Neither the Company or its subsidiaries have received any written notice from any of its material supplier (except as listed on Schedule 3.19) to the effect that, and the Company or its subsidiaries, to their knowledge, have no reason to believe that, such supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, volume, price or otherwise) with respect to, supplying raw products or services to the Company or its subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

Section 3.19 Full Disclosure. No representation or warranty by Selling Parties in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buying Parties pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

Representations and warranties of buying parties

Buying Parties represent and warrant to the Selling Parties that the statements contained in this Article IV are true and correct as of the date hereof, unless specified therein.

Section 4.01 Organization and Authority of Buyer. As of the Closing Date, each of the Buying Parties is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdictions of its incorporation. Each of the Buying Parties has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which the respective Buying Party is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the respective Buying Party of this Agreement and any other Transaction Document to which the respective Buying Party is a party, the performance by the respective Buying Party of its obligations hereunder and thereunder, and the consummation by the respective Buying Party of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the respective Buying Party. This Agreement and each Transaction Document constitute legal, valid, and binding obligations of Buyer enforceable against the respective Buying Party in accordance with their respective terms.

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Section 4.02 No Conflicts; Consents. The execution, delivery, and performance by the respective Buying Party of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of the respective Buying Party; (b) violate or conflict with any provision of any Law or Governmental Order applicable to the respective Buying Party; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any Permit, license, or Governmental Order.

Section 4.03 Investment Purpose. Buyer is acquiring the equity interest solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof or any other security related thereto within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

ARTICLE V

General Covenants

Section 5.01 Confidentiality. From and after the Closing, Selling Parties shall, and shall cause their respective Affiliates and its and their respective directors, officers, employees, consultants, counsel, accountants, and other agents (collectively, “Representatives”) to, hold in confidence any and all information, in any form, concerning the Company, except to the extent that the Selling Party can show that such information: (a) is generally available to and known by the public through no fault of the Selling Party, any of its Affiliates, or their respective Representatives; or (b) is lawfully acquired by Sellers, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by any obligation. If a Selling Party or any of its Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law, such Selling Party shall promptly notify the other parties to the Agreement, in writing and shall disclose only that portion of such information which is legally required to be disclosed; provided, however, Selling Parties shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.02 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.03 Legend. Upon Closing, the all certificates or book entry evidencing the common Parent Shares being delivered by the Parent to the Sellers will bear the following legend, as well as any legend required under applicable state securities laws:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES OR “BLUE SKY LAWS,” AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED”

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Section 5.04 Right of First Refusal. The Company agrees that for a period of three (3) years following the Closing the Buying Parties shall have the right of first refusal to subscribe, purchase or the right to receive any additional Equity Interest of the Company. If the Buying Parties fail to accept in writing any such proposal for such transfer within ten (10) calendar days after receipt of a written notice from any of the Seller containing such proposal, then the Buying Parties shall have no claim or right with respect to any such transfer contained in any such notice. If, thereafter, such proposal is modified in any material respect, such Seller will adopt the same procedure as with respect to the original proposed transfer, and the Buying Parties shall have the right of first refusal with respect to such revised proposal in accordance with the terms of this Section 5.04.

Section 5.05 From the date of this Agreement to Closing, none of the Selling Parties shall encumber in any manner, such as imposing or creating any liens, mortgages, pledges or any other encumbrances, any of the assets owned by the respective Selling Party, except in the ordinary course of the Company’s and its subsidiaries’ business.

Section 5.06 Both the Selling Parties and the Buying Parties agree that the Selling Parties shall be jointly and severally liable for any liabilities, debts and obligations incurred by any the Company and its subsidiaries prior to the Closing, and the Buying Parties shall not be required to provide funding or services to pay off any liabilities and debts or fulfill any obligations incurred by the Company and its subsidiaries prior to the Closing.

Section 5.07 Access and Investigations. Between the date of this Agreement and the Closing Date, the Selling Parties and its representatives will, during normal business hours: (i) afford Buying Parties and their representatives reasonable access to the Selling Parties’ properties, contracts, books and records, and other documents and data, (ii) afford Buying Parties and its representatives reasonable access to the Selling Parties’ personnel, customers, suppliers and licensors, provided that the Buying Parties notify the Selling Parties in advance of the personnel, customers, suppliers and licensors to which they want access, and will allow the Selling Parties to participate in any contacts with such personnel, customers, suppliers and licensors, (iii) furnish or make available to Buying Parties and Buying Parties’ representatives copies of all such contracts, books and records, and other existing documents and data as Buying Parties may reasonably request, and (iv) furnish or make available to Buying Parties and Buying Parties’ representatives such additional financial, operating, and other data and information as Buying Parties may reasonably request so long as such request does not unreasonably interfere with the operation of the Selling Parties’ business in the ordinary course.

Section 5.08 Between the date of this Agreement and the Closing Date, the Selling Parties shall:

(a) except as set forth on Schedule 5.08(a), conduct the business of the Company only in the ordinary course of business consistent with past practice;

(b) not pay dividends or make any cash or stock distributions to the Sellers, except for payment of customary year-end bonuses in an amount consistent with prior years’ practices;

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(c) not withdraw cash or liquidate marketable securities for the payment of amounts outside of the ordinary course of business, except as approved by the Buying Parties in writing;

(d) not amend any of the Company’s organization documents;

(e) not issue any ordinary shares or rights to acquire ordinary shares;

(f) use commercially reasonable efforts to maintain the goodwill of the Company’s and its subsidiaries’ suppliers, customers, distributors, licensors and employees; and

(g) not create, incur, assume or suffer to exist any Encumbrance not in existence on the date of this Agreement except as approved by the Buying Parties in writing.

Section 5.09 Except as otherwise expressly permitted by this Agreement or as set forth on Schedule 5.09, between the date of this Agreement and the Closing Date, the Selling Parties will not, without the prior consent of Buying Parties, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.09 would reasonably be expected to occur.

Section 5.10 The Selling Parties shall cooperate with Parent and Parent’s Accountants in their timely preparation of audited consolidated financial statements of the Parent in compliance with the United States Generally Accepted Accounting Principles (the “U.S. GAAP”) for the periods required by Rule 3-05(b) of Regulation S-X promulgated by the United States Securities and Exchange Commission.

Section 5.11 Any of the Selling Parties shall give prompt written notice to Buying Parties of any development causing, or which would reasonably be expected to cause, a breach of any of the Selling Party’s representations and warranties set forth in Article III above. No disclosure by any Selling Party pursuant to this Section 5.11, however, shall be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any misrepresentation or breach of warranty by such Selling Party.

Section 5.12 Assignment of Voting Rights. Each of the Seller shall execute an irrevocable power of attorney agreement, substantially in the form of Exhibit F herein, with respect to their respective rights to vote Parent Shares in all matters and things that the shareholders of the Parent have the right to vote upon.

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ARTICLE VI

CONDITIONS PRECEDENT TO BUYING PARTIES’ OBLIGATION TO CLOSE

Buying Parties’ obligation to subscribe the Shares and to take the other actions required to be taken by the Buying Parties at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by either of the Buying Parties, in whole or in part):

6.1 Accuracy of Representations. Each of the representations and warranties of the Selling Parties contained in this Agreement, including any updated schedules, shall be true and correct (but determined in each case without giving effect to any qualifications therein referencing the terms “material” or “Material Adverse Effect” or other terms of similar import or effect) when made and as of the Closing (with the same force and effect as if made as of the Closing), except where all failures of such representations and warranties to be so true and correct have not had, and would not reasonably be expected to have, in the aggregate, a Material Adverse Effect on the Selling Parties or the Buying Parties.

6.2 Covenants. Each of the covenants and other agreements contained in this Agreement to be complied with by the Selling Parties on or before the Closing Date shall have been complied with in all material respects.

6.3 Third Party Consents. Each of the consents shall have been obtained by the Selling Parties on terms and conditions reasonably acceptable to Buying Parties and shall be in full force and effect.

6.4 No Proceedings. Since the date of this Agreement, there must not have been commenced against the Buying Parties, or against any Person affiliated with the Buying Parties, any Actions that, in the reasonable good faith judgment of Buying Parties, based on the advice of outside counsel, would have a reasonable prospect of surviving a motion for summary judgment by the Buying Parties before any Governmental Authority of competent jurisdiction which (a) seeks to enjoin, restrain or otherwise prohibit the consummation of the transactions contemplated hereby; (b) seeks to impose criminal penalties in connection with the consummation of the transactions contemplated hereby; or (c) would reasonably be expected to have a Material Adverse Effect on the Selling Parties or Buying Parties, including, without limitation, preventing, delaying, making illegal, or otherwise interfering with the consummation of any of the transactions contemplated hereby.

6.5 Closing Deliveries. The Buying Parties shall have received each of the deliveries set forth herein.

6.6 Reserved.

6.7 Termination/Amendment of Stockholder Agreements. Each of the Sellers and shall have their respective shareholding agreement either terminated or amendment, as applicable.

6.8 Affiliate Leases. The Buying Parties shall have been granted access to all real property leases entered into by and between the Selling Parties (and/or its subsidiaries) and any officer, director, stockholder, employee or Affiliate of such Selling Parties (or an Affiliate of any of the foregoing), and the terms of each such lease shall have been satisfactory to Buying Parties in its sole and absolute discretion.

6.9 Satisfaction of Legal and Financial Due Diligence. Buying Parties and its counsel shall have completed their legal and financial due diligence concerning the Selling Parties, the results of which shall have been satisfactory to Buying Parties in its sole discretion.

6.10 Shareholder Approval. The closing of the transactions contemplated under this Agreement is subject to approval by a meeting of the shareholders of the Parent who hold a majority of the total issued and outstanding shares of common stock of the Parent.

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ARTICLE VII

Tax matters

Section 7.01 Tax Covenants.

(a) Without the prior written consent of Buyer, the Selling Parties, to the extent it may affect or relate to the Company or its subsidiaries: (i) make, change, or rescind any Tax election; (ii) amend any Tax Return; (iii) take any position on any Tax Return; or (iv) take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company and its subsidiaries, in respect of any taxable period that begins after the Closing Date or, in respect of any taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any Straddle Period beginning after the Closing Date.

(b) All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents shall be borne and paid by Selling Parties when due. Selling Parties shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c) Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company and its subsidiaries after the Closing Date with respect to any taxable period or portion thereof ending on or before the Closing Date and all Straddle Period Tax Returns. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method.

Section 7.02 Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are allocated to Pre-Closing Tax Periods (as defined in Section 7.03) for purposes of this Agreement shall be: (a) in the case of Taxes: (i) based upon, or related to, income, receipts, profits, wages, capital, or net worth; (ii) imposed in connection with the sale, transfer, or assignment of property; or (iii) required to be withheld, the amount of Taxes which would be payable if the taxable year ended with the Closing Date; and (b) in the case of other Taxes, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

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Section 7.03 Tax Indemnification. Selling Parties shall indemnify the Buying Parties and each Buyer Indemnitee (as defined in Section 8.01) and hold them harmless from and against (a) any loss, damage, liability, deficiency, Action, judgment, interest, award, penalty, fine, cost or expense of whatever kind (collectively, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification under this Agreement, “Losses”) attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.14(c); (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation in ARTICLE VIII; (c) all Taxes of the Company and its subsidiaries or relating to the business of the Company and its subsidiaries for all Pre-Closing Tax Periods (as defined below); (d) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company and its subsidiaries (or any predecessor of the Company) are or were a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, or local Law; and (e) any and all Taxes of any Person imposed on the Company and its subsidiaries arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, Selling Parties shall reimburse Buyer for any Taxes of the Company and its subsidiaries that are the responsibility of Selling Parties pursuant to this Section 7.03 within ten (10) Business Days after payment of such Taxes by Buyer or the Company. The term “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

Section 7.04 Cooperation and Exchange of Information. Selling Parties and Buying Parties shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VIII or in connection with any proceeding in respect of Taxes of the Company and its subsidiaries, including providing copies of relevant Tax Returns and accompanying documents. Each of Selling Parties and Buying Parties shall retain all Tax Returns and other documents in its possession relating to Tax matters of the Company and its subsidiaries for any Pre-Closing Tax Period (collectively, “Tax Records”) until the expiration of the statute of limitations of the taxable periods to which such Tax Records relate.

ARTICLE VIII

Indemnification

Section 8.01 Indemnification by Sellers. Subject to the other terms and conditions of this ARTICLE VIII, Selling Parties shall indemnify and defend each of Buying Parties and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to, or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement or the other Transaction Documents; or

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Sellers pursuant to this Agreement or the other Transaction Documents.

Section 8.02 Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VIIII, Buyer shall indemnify and defend each of Sellers and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to, or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or the other Transaction Documents; or

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement.

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Section 8.03 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 8.04 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein and all related rights to indemnification shall survive the Closing and shall remain in full force and effect until the date that is five (5) years from the Closing Date; provided, however, the representations and warranties in Section 3 and Section 4.02 shall survive indefinitely. Subject to ARTICLE VIII, all covenants and agreements of the parties contained herein shall survive the Closing indefinitely unless another period is explicitly specified herein. Notwithstanding the foregoing, any claims which are timely asserted in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.05 Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event, or proceeding in respect of Taxes of the Company and its subsidiaries (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.14(c) hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking, or obligation in ARTICLE VII) shall be governed exclusively by Article VII hereof.

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Section 8.06 Cumulative Remedies. The rights and remedies provided for in this ARTICLE VIII (and in Article VII) are cumulative and are in addition to and not in substitution for any other rights and remedies available at Law or in equity or otherwise.

ARTICLE IX

TERMINATION

9.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) by either Selling Parties or Buying Parties if a material breach of any provision of this Agreement has been committed by a Selling Party (in the case of a termination by Buying Parties) or a Buying Party (in the case of a termination by the Selling Parties) and such breach has not been waived, provided that written notice has been given to such other parties of the intention to terminate under this Section 9.l(a) due to such breach and such other parties have not cured such breach within fifteen (15) Business Days of receipt of such notice;

(b) by mutual written consent of all of the parties; or

(c) by any party if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply with its obligations under this Agreement) on or before December 31, 2023, or such later date that the parties may agree upon in writing.

9.2 Effect of Termination. Each Party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the provisions of Article VIII will survive after such termination; provided that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired for a period of six (6) months after such termination.

ARTICLE X

Miscellaneous

Section 10.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

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Section 10.02 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the [third] day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Selling Parties:	House 81, Seasons Villas, Kam Tin, NT, Hong Kong Email: 1300188392@qq.com Attention: Yan Chi Keung, CEO

with a copy (which shall not constitute notice) to:	Beijing Dentons Law Firm 16-21/F, Block B, Zhaotai International Center, No. 10 Chaoyangmen South Street, Chaoyang District, Beijing Email: shuhong.you@dentons.cn Attention: Shuhong You

If to Buying Parties:	Room 1603, New World Center Apartment, Dongcheng District, Beijing 100062 Email: secretary@shineco.tech Attention: CEO

with a copy (which shall not constitute notice) to:	Sichenzia Ross Ference LLP 1185 Avenue of the Americas 31st Floor, New York, NY 10036 Email: hlou@SRF.LAW Attention: Huan Lou

Section 10.03 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.04 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

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Section 10.05 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, any exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 10.08 Governing Law; Submission to Jurisdiction.

(a) All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

Section 10.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.10 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 10.11 This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by all of the parties herein.

Section 10.12 If and to the extent any information required to be furnished in any Disclosure Schedule is contained in another Disclosure Schedule, such information will be deemed to be included in all Disclosure Schedules in which such information is required to be included, to the extent the relevance of such disclosure to such other Disclosure Schedules is reasonably apparent on its face.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers/representatives.

Seller

By
Wang Xiaohui
Individual
Seller

By

Yan Chi Keung
Individual

Shineco Life Science Group Hong Kong Co., Limited

By
Jennifer Zhan
CEO

Dream Partner Limited

By
Name:	Yan Chi Keung
Title:	CEO

Shineco, Inc.

By
Jennifer Zhan
CEO

Chongqing Wintus Group

By
Name:	Yan Chi Keung
Title:	Chief Executive Officer

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